Exhibit 3.a

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Eastside Distilling, Inc. Entity or Nevada Business Identification Number (NVID): NV20041379435
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* There is hereby established and designated 240,000 shares of preferred stock as Series C Preferred Stock, as described on Exhibit A hereto.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	**X** /s/ Geoffrey Gwin Signature of Officer Date: 09/27/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 8/1/2023

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

ESTABLISHING SERIES C PREFERRED STOCK OF

EASTSIDE DISTILLING, INC.

A Nevada Corporation

Eastside Distilling, Inc., a Nevada corporation (the “Corporation”), hereby establishes and designates Two Hundred Forty Thousand (240,000) shares of its preferred stock, $0.0001 par value per share, as Series C Preferred Stock (the “Series C Preferred Stock”). The voting powers, designations, preferences, privileges, limitations, restrictions, and relative rights of the Series C Preferred Stock relative to those of the common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and any other class or series of stock of the Corporation are set forth in this Certificate of Designation Establishing Series C Preferred Stock of the Corporation (the “Certificate”).

1. Stated Value. Each share of Series C Preferred Stock shall have a stated value equal to $28.025 (the “Stated Value”).

2. Liquidation. Upon the liquidation, dissolution and winding up of the Corporation, or upon the effective date of a consolidation, merger or statutory share exchange in which the Corporation is not the surviving entity (generically, a “Liquidation Event”), the holder of each share of the Series C Preferred Stock (a “Holder”) shall be entitled to a distribution prior to and in preference of the holders of the Common Stock. In determining the appropriate distribution of available cash among the Holders of Series C Preferred Stock, each share of Series C Preferred Stock shall be deemed to have been converted into the number of shares of the Corporation’s Common Stock into which that Holder’s Series C Preferred Stock could be converted on the record date for the distribution without taking into account the restriction on conversion set forth in Section 5.3.7 hereof. Notwithstanding the forgoing, upon a Liquidation Event, the holders of each share of the Corporation’s Series B Preferred Stock will be entitled to a distribution prior to and in preference of the Holders of Series C Preferred Stock in accordance with the terms of the Certificate of Designation Establishing Series B Preferred Stock Of Eastside Distilling, Inc.

3. Dividends. In the event the Corporation declares a dividend payable in cash or stock to holders of any class of stock, the Holder of each share of Series C Preferred Stock shall be entitled to receive a dividend equal in amount and kind to that payable to the holder of the number of shares of the Corporation’s Common Stock into which that Holder’s Series C Preferred Stock could be converted on the record date for the distribution without taking into account the restriction on conversion set forth in Section 5.3.7 hereof.

4. Voting.

4.1 General. Except as required by applicable law and as set forth in Section 4.2 below, the Holders of Series C Preferred Stock shall have no voting rights by reason thereof; provided for the avoidance of doubt, that nothing in this Section 4.1 shall be deemed to limit a Holder’s voting rights with respect to shares of any other class of the Corporation’s capital stock held by such Holder from time to time.

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4.2 Series C Preferred Stock Protective Provisions. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the Holders of more than fifty percent (50%) of the then outstanding shares of Series C Preferred Stock, voting or consenting (as the case may be) separately as a class, shall be required in order to effect any amendment, restatement, amendment and restatement, supplement or other change or modification to the Corporation’s Articles of Incorporation (the “Articles”), Bylaws or this Certificate, to the extent that such amendment, restatement, amendment and restatement, supplement or other modification or change, as applicable, would adversely affect any of the preferences, privileges, relative rights or other rights of the Series C Preferred Stock, and any such amendment, restatement, amendment and restatement, supplement or other change or modification purported to be effected without such vote or consent shall be null and void ab initio, and of no force or effect.

5. Conversion. The Holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert.

5.1.1 Conversion Ratio. Each share of Series C Preferred Stock shall be convertible, at the option of the Holder thereof, at any time and from time to time, and without the payment of additional consideration by the Holder thereof, into such number of fully paid and non-assessable shares of Common Stock equal to the ratio determined by dividing (A) the Stated Value of such share of Series C Preferred Stock by (B) the Series C Conversion Price (as defined below) in effect at the time of conversion (the “Conversion Ratio”). The “Series C Conversion Price” shall initially be Three Dollars and Five Cents ($3.05). The Series C Conversion Price shall be subject to adjustment as provided in Sections 5.4 through 5.8 below, and for the avoidance of doubt, any adjustment to the Series C Conversion Price as provided in Section 5.4 through 5.8 below shall result in a concordant adjustment to the number of shares of Common Stock into which each share of Series C Preferred Stock may be converted pursuant to the formula set forth in the first sentence of this Section 5.1.1 for determining the Conversion Ratio.

5.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution, or winding up of the Corporation or a Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for payment of any amounts distributable to the Holders of Series C Preferred Stock by reason of such event.

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a Holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such Holder shall (a) provide written notice to the Corporation that such Holder elects to convert all or any number of such Holder’s shares of Series C Preferred Stock on the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion shall state the Holder’s name or the names of the nominees in which the Holder wishes the shares of Common Stock to be issued. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The “Conversion Date” with respect to any conversion of Series C Preferred Stock hereunder (or the date on which any such conversion shall be deemed effective), shall be the date on which the Notice of Conversion with respect to such conversion is delivered to the Corporation. The shares of Common Stock issuable upon conversion of the specified shares of Series C Preferred Stock in a Notice of Conversion shall be deemed to be outstanding of record as of the Conversion Date with respect to such Notice of Conversion. Not later than two (2) Trading Days following the Conversion Date with respect to any conversion of Series C Preferred Stock hereunder (the “Share Delivery Date”), the Corporation shall cause the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock specified in the applicable Notice of Conversion to be transmitted by the Corporation’s transfer agent to the Holder or its nominee’s balance account with The Depository Trust Company through its Deposit Withdrawal Agent Commission System, provided that at least one of the following two conditions is met as of the Conversion Date: (1) there is an effective registration statement permitting the issuance of the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock specified in the Notice of Conversion or the resale of such shares of Common Stock by the Holder and (2) the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock specified in the Notice of Conversion are eligible for resale by the Holder pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “DWAC Delivery Conditions”); provided, that solely in the case that neither of the DWAC Delivery Conditions is met as of the Conversion Date, the Corporation shall cause the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock specified in the Notice of Conversion to be transmitted by no later than the Share Delivery Date by the Corporation’s transfer agent to the account of the Holder or its nominee by book entry transfer, and shall cause the Transfer Agent to deliver to the Holder evidence of such book entry transfer by no later than the Share Delivery Date. In addition, upon delivery of any Notice of Conversion to the Corporation by a Holder, by no later than the Share Delivery Date, the Corporation shall (i) pay in cash to the Holder such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (ii) pay all declared but unpaid dividends on the shares of Series C Preferred Stock so converted. If the Corporation fails for any reason to cause delivery to the Holder or its nominee of the shares of Common Stock issuable upon a conversion of Series C Preferred Stock in accordance with this Section 5.3.1 on or prior to the applicable Share Delivery Date, the Corporation shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock issuable pursuant to such conversion (based on the number of shares of Common Stock issuable pursuant to such conversion and the VWAP of the Common Stock on the applicable Conversion Date), $5 per Trading Day (increasing to $10 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Share Delivery Date until such shares of Common Stock are delivered or the Holder rescinds such conversion.

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5.3.2 Rescission Rights. If the Corporation fails to cause its transfer agent to transmit to the Holder or its nominee the shares of Common Stock issuable upon a conversion of Series C Preferred Stock in accordance with the provisions of Section 5.3.1 on or prior to the applicable Share Delivery Date, the Holder will have the right to rescind such conversion by written notice to the Corporation.

5.3.3 Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. In addition to any other rights available to a Holder, if the Corporation fails to cause its transfer agent to transmit to the Holder or its nominee the shares of Common Stock issuable upon a conversion of Series C Preferred Stock in accordance with the provisions of Section 5.3.1 on or prior to the applicable Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the number of shares of Series C Preferred Stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder under any other Section hereof or under applicable law with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the Series C Preferred Stock as required pursuant to the terms hereof; provided, however, that any amount payable by the Corporation to a Holder pursuant to this Section 5.3.3 shall be reduced by any amount paid by the Corporation to that Holder as liquidated damages pursuant to Section 5.3.1 hereof.

5.3.4 Reservation of Shares. The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles.

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5.3.5 Effect of Conversion. All shares of Series C Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof (i) to receive shares of Common Stock in exchange therefor on or prior to the applicable Share Delivery Date in accordance with Section 5.3.1, (ii) to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2, (iii) to receive payment of any dividends declared but unpaid thereon, and (iv) if the Corporation fails to transmit to the Holder or its nominee the shares of Common Stock issuable upon a conversion of Series C Preferred Stock in accordance with the provisions of Section 5.3.1 on or prior to the applicable Share Delivery Date, to payment of liquidated damages in accordance with Section 5.3.1 and to any payment due in respect of a Buy-In in accordance with Section 5.3.2, as applicable. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly. Notwithstanding anything to the contrary set forth herein and for the avoidance of doubt, any shares of Series C Preferred Stock subject to a conversion that is rescinded by a Holder in accordance with this Section 5 shall not be deemed converted and all rights of such Holder with respect to such shares of Series C Preferred Stock shall remain intact as if such conversion had never occurred.

5.3.6 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.3.7 Conversion Limitations. The Corporation shall not effect any conversion of any shares of Series C Preferred Stock, and a Holder shall not have the right to effect any such conversion of any of his, her or its shares of Series C Preferred Stock, pursuant to Section 5 or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons “Attribution Parties”)), would beneficially own voting stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of this Section 5.3.7, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon any conversion with respect to which a Notice of Conversion has been given, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series C Preferred Stock beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other derivative securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5.3.7 applies, the determination of the number of shares of Series C Preferred Stock that are convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination as to the number of shares of Series C Preferred Stock that are convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 9.99% of the Cumulative Voting Power outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the conversion specified in the Notice of Conversion. For purposes of this Section 5.3.7, the “Cumulative Voting Power” shall be the sum of the votes that may be cast at a meeting of the Corporation’s shareholders by the record holders of securities issued by the Corporation which by their terms provide the holder of such securities the right to cast votes on any proposal presented for vote of the shareholders. For purposes of this Section 5.3.7, in determining the Cumulative Voting Power, a Holder may rely on the information pertaining to the Cumulative Voting Power reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock and/or the number of shares of other classes of stock with voting rights outstanding. Upon the written request of a Holder (which, for clarity, includes electronic mail), the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock and number of shares of other classes of voting stock then outstanding. In any case, the Cumulative Voting Power shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C Preferred Stock, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock or such number of outstanding shares of other classes of voting stock, as applicable, was reported. The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase the percentage of Cumulative Voting Power that defines the Beneficial Ownership Limitation to 19.99%.

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5.4 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the filing date of this Certificate (the “Effective Date”) effect a subdivision of the outstanding Common Stock, the Series C Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Effective Date combine the outstanding shares of Common Stock, the Series C Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.5 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on Common Stock in additional shares of Common Stock, then and in each such event the Series C Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the Holders of Series C Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

5.6 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Effective Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 5.5 do not apply to such dividend or distribution, then and in each such event provision shall be made so that the Holders of the Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation, cash or other property which they would have been entitled to receive had the Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the Holders of the Series C Preferred Stock; provided, however, that no such provision shall be made if the holders of Series C Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.

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5.7 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which Common Stock (but not the Series C Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.5 or 5.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock shall thereafter be convertible, in lieu of Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5.7 with respect to the rights and interests thereafter of the Holders of the Series C Preferred Stock, to the end that the provisions set forth in this Section 5.7 (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.

5.8 Subsequent Equity Sales.

5.8.1 Adjustment for Subsequent Equity Sales. If, at any time, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Convertible Securities (other than Excluded Securities) for, or entitling any Person to acquire shares of Common Stock at, an effective price per share that is lower than the Series C Conversion Price then in effect (such lower price, the “Reset Series C Conversion Price” and such issuances, collectively, “Dilutive Issuances”) (it being understood and agreed that if any holder of the Common Stock or Convertible Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Series C Conversion Price, such issuance shall be deemed to have occurred for less than the Series C Conversion Price on such date of the Dilutive Issuance at such effective price), then the Series C Conversion Price shall be reduced to such lower Reset Series C Conversion Price. Each and any reduction of the Series C Conversion Price hereunder shall be made whenever the relevant Common Stock or Convertible Securities are issued. The Corporation shall notify the Holders of Series C Preferred Stock in writing, no later than the first Trading Day following the issuance of any Common Stock or Convertible Securities constituting a Dilutive Issuance under this Section 5.8.1, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, a “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 5.8.1, upon the occurrence of any Dilutive Issuance, any Holder exercising its Conversion Rights shall be entitled to receive a number of shares of Common Stock based upon the Reset Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Reset Conversion Price in the Notice of Conversion.

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5.8.2 Excluded Securities. For purposes of Section 5.8.1, “Excluded Securities” means (i) securities issued upon the conversion or exercise of any Option or other Convertible Security which is outstanding as of the Effective Date; (ii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock approved by the Corporation’s shareholders; (iii) Common Stock, Options, or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing approved by the Board of Directors of the Corporation; (iv) shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation; (v) shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization, each as approved by the Board of Directors of the Corporation and the shareholders of the Corporation, (vi) Common Stock issued as dividends on the Corporation’s outstanding Series B Preferred Stock, (vii) up to 375,000 shares of Common Stock sold by the Corporation in an at-the-market public offering on or after June 14, 2023 (the “ATM Shares”), provided the number of ATM Shares for purposes of this clause (vii) shall be adjusted proportionally for any stock splits and/or reverse stock splits effected by the Corporation after the Effective Date; and (viii) any other securities that are classified as “Excluded Securities” for the purposes of Section 5.8.1 by the written consent of the Holders of more than fifty percent of the outstanding shares of Series C Preferred Stock.

5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than fifteen (15) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder of Series C Preferred Stock (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Series C Conversion Price then in effect (reflecting all adjustments and readjustments pursuant to this Section 5), and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock.

5.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

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(b) of any capital reorganization of the Corporation, any reclassification of Common Stock of the Corporation, or any Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the Holders of the Series C Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and Common Stock. Such notice shall be sent at least twenty (20) days prior to the record date or effective date for the event specified in such notice.

6. No Preemptive Rights. Holders of Series C Preferred Stock shall have no preemptive rights except pursuant to a written agreement by and between such Holder of Series C Preferred Stock and the Corporation.

7. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 2321 NE Argyle Street, Unit D, Portland, OR 97211, email: ggwin@eastsidedistilling.com, or such other address or email address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service or email addressed to each Holder at the address or email address of such Holder appearing on the books of the Corporation, or such other address or email address as such Holder may specify for such purposes by notice to the Corporation delivered in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email address specified in or pursuant to this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email address specified in or pursuant to this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Options” means any rights, warrants, or options to subscribe for, purchase, or otherwise acquire shares of Common Stock or Convertible Securities.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Trading Day” means a day on which the shares of the Corporation’s Common Stock are traded on the Nasdaq Capital Market; provided, however, that in the event that the shares of Common Stock are not listed or quoted on the Nasdaq Capital Market, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Nevada are authorized or required by law or other government action to close.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Markets QB Tier (or any successors to any of the foregoing).

“VWAP” means, for any date, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)).

*        *         *         *        *

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO

CONVERT SHARES OF SERIES C PREFERRED STOCK)

Dated: ___________

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series C Preferred Stock indicated below, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Eastside Distilling, Inc., a Nevada corporation (the “Corporation”), as of the date written above. No fee will be charged to the Holder for any conversion.

Conversion Calculations:

Number of shares of Series C Preferred Stock owned prior to Conversion: ________________________

Number of shares of Series C Preferred Stock to be Converted: ___________________________

Number of shares of Common Stock to be Issued: _________________

Applicable Series C Conversion Price: ____________________

Applicable Conversion Ratio: ________________________

The shares of Common Stock shall be issued in the name of undersigned Holder or to its nominee as specified below:

_____________________________________

The shares of Common Stock shall be issued to the following DWAC Account Number:

DTC Participant:	________________________________________________________
DTC Number:	________________________________________________________
Account Number:	________________________________________________________

Name of Holder: _________________________________________

Signature of Authorized Signatory of Holder: _____________________________

Name of Authorized Signatory: _____________________________________________

Title of Authorized Signatory: ______________________________________________

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